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                                                                   EXHIBIT 10.13

                          LIQUID AUDIO, INC./N2K INC.
                            AGREEMENT IN PRINCIPLE

This agreement summarizes the principal terms with respect to the working relationship between N2K Inc. ("N2K") and Liquid Audio, Inc. ("Liquid Audio").

1. N2K and Liquid Audio will establish a relationship in order to fulfill the mutual goals of each company through its own line of business to provide Music-on-Demand. Music-on-Demand is defined to include both the end user's sampling of musical content by means of the transmission of digitized audio over the Internet for playback in real time ("streaming") and receiving over the Internet other related graphical and/or text media for the purposes of promoting recorded music; and, the end user's purchase of recorded music by means of ordering compact discs over the Internet with fulfillment by physical shipment ("Traditional Delivery") and/or the downloading of digitized audio directly to the end-user over the Internet ("Electronic Delivery"). Liquid Audio is in the business of developing and marketing technology for the distribution and sale of digitized audio over the Internet at the user's request, and remains free to market its products and technology to on-line retailers and record companies, among others. N2K is in the business of developing and marketing music oriented retail and entertainment based online sites as well as its own record label, and through such entities intends to distribute and sell digitized audio through such online sites. N2K remains free to market and sell such digitized audio through any technologies without any limitations. Liquid Audio refers to Music-on-Demand and N2K uses the term e_mod to describe the complete, end-to-end process which may include Liquid Audio's technology. The e_mod framework shall be defined herein as a combination of N2K proprietary and licensed technologies to facilitate the end-to-end process of recording, encoding, publishing, delivering, selling and tracking the use of music over a digital network such as the Internet ("e_mod" or "E_MOD").

2. Liquid Audio and N2K acknowledge that N2K is already Liquid Audio's first licensee to utilize Liquid Audio's Liquid MusicServer for the delivery of streaming audio over the Internet. Similarly, Liquid Audio and N2K will cooperate in good faith in order to assure that N2K is Liquid Audio's first licensee to utilize version 1.0 of the Liquid Audio Electronic Commercial Music Distribution system ("ECMD"), when available, for end user purchase of recorded music by Electronic Delivery. The ECMD will encompass the elements of Liquid Audio's server software system that includes the necessary components, as defined by Liquid Audio, to enable the transactional capability for end user purchases of recorded music over the Internet by Electronic Delivery. Notwithstanding the foregoing, N2K is not precluded from using either its own proprietary commerce systems or a third party commerce system to complete transactions. N2K will use Liquid Audio's ECMD as the exclusive audio component of its e_mod framework where transactions are included until at least March 15, 1997.

3. Liquid Audio has created a version of its current standard decoder software intended for distribution without charge, the alpha version of the Liquid MusicPlayer, that includes

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     N2K's brand name and other graphics owned or licensed by N2K, as specified by N2K Liquid Audio will create beta and version 1.0 versions of its Liquid MusicPlayer, utilizing the same brand name and graphics supplied above by N2K. In all other respects, this player software (the "LA/N2K Player") will have the same specifications and functionality as the corresponding version of Liquid Audio's Liquid MusicPlayer. At no additional charge, Liquid Audio will grant to N2K (a) the right to use the LA/N2K Player in connection with Music-on-Demand pursuant to Liquid Audio's standard end user client license and (b) the right in connection with Music-on-Demand to distribute to N2K's end user customers and designees Liquid Audio's standard end user client license to the LA/N2K Player. N2K agrees to make prominently available the LA/N2K Player on its Web sites and to promote its usage. The LA/N2K Player will only be available through N2K and its various Web sites for download from sites controlled by N2K. N2K shall require its end user customers to enter into with Liquid Audio such end user client license as a condition of obtaining and using the LA/N2K Player. N2K shall require its end user customers to register their names with N2K as a condition of obtaining and using the LA/N2K Player; and N2K will be responsible for reporting those names to Liquid Audio N2K will be responsible for making available to its end user customers the version of the LA/N2K Player which corresponds to the latest version of the Liquid MusicPlayer currently available. N2K will be responsible for any costs associated with modifying the Liquid MusicPlayer to include N2K's brand name and such other graphics and other graphics changes requested by N2K and agreed to by Liquid Audio. If Liquid Audio agrees to integrate any of N2K's graphics or graphic changes into the LA/N2K Player in the future, N2K agrees to pay for Liquid Audio's engineering time billed at Liquid Audio's internal engineering rate of $100 per hour. The first 100 hours of such time as outlined in the preceding sentence shall be free of charge to N2K.

4. Liquid Audio will license all beta and release versions of its Liquifier software to N2K, for its own use (not for resale, rental or sublicense), at no additional charge for a period of one year after N2K receives its first copy of version 1.0 of the Liquifier. This software will be licensed pursuant to Liquid Audio's standard Software Evaluation Agreement and/or End User License Agreement covering the appropriate product. The term of these licenses will be in perpetuity. For a period of two years after the end such one year period, if N2K continues to use the Liquid MusicServer and the ECMD on its Web sites, Liquid Audio will license to N2K such versions of its Liquifier software and additional versions of its Liquifier software for N2K's own use (not for resale, rental or sublicense) at no additional charge. Version 1.0 is defined as the first version of Liquid Audio's Liquifier that Liquid Audio generally makes available for license.

5. Liquid Audio will license all beta and release versions of its Liquid MusicServer software to N2K, for its own use (not for resale, rental or sublicense), at [*] charge for a period of one year after the installation date of N2K's first installed copy of version 1.0 of the Liquid MusicServer. This software will be licensed pursuant to Liquid Audio's standard Software Evaluation Agreement and/or End User License Agreement covering the appropriate product. Subject to the limitations in the number of copies described below, the licenses in such one year period include as many copies of version 1.0 or any

     * Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     future versions of the Liquid MusicServer [*] (supporting, in total, the number of streams of streaming audio that N2K desires) in connection with providing Music-on-Demand to end user customers under this agreement for such one year period. The term of these licenses will be [*.] For a period of two years after the end of such one year period if N2K continues to use Liquid MusicServer and ECMD on its Web sites, additional copies of the Liquid MusicServer will be available for license by N2K for its own use (not for resale, rental or sublicense) at no additional charge. Commencing one year after delivery of each copy of such software, and for as long as N2K continues to use the Liquid MusicServer and ECMD on its Web sites, such versions of the Liquid MusicServer would be subject to a maximum maintenance fee each year for each copy used by N2K equal to [*] of the then-published list price of each copy of such software, except that for the one year period beginning two years after the delivery of each copy of such software, such versions of the Liquid MusicServer would be subject to a maximum maintenance fee for such period equal to [*] of the then-published list price of each copy of such software. In total over such three year period commencing on the installation date of N2K's first installed copy of such version 1.0, Liquid Audio will license to N2K a maximum of [*] copies of its Liquid MusicServer software at the terms described above In addition, Liquid Audio will make available to N2K, at Liquid Audio's published list price, licenses of "plug-in" software obtained from third parties for the Liquid MusicServer software. Version
     1.0 is defined as the first version of the Liquid MusicServer that Liquid Audio generally makes available for license.

6. Liquid Audio will license all beta and release versions of its ECMD (and any other ECMD-based software released by Liquid Audio for Music-on-Demand) to N2K, for its own use (not for resale, rental or sublicense), at no additional charge for a period of one year after the installation date of N2K's first installed copy of version 1.0 of the ECMD. This software will be licensed pursuant to Liquid Audio's standard Software Evaluation Agreement and/or End User License Agreement covering the appropriate product. The licenses in such one year period include as many copies of version 1.0 or any future versions of the ECMD (and any other ECMD-based software released by Liquid Audio for Music-on-Demand) [*] in connection with providing Music-on-Demand to end user customers under this agreement for such one year period. The term of these licenses will be in perpetuity. For a period of two years after the end of such one year period, if N2K continues to use Liquid MusicServer and ECMD on its Web sites, additional copies of the ECMD (and any other ECMD-based software released by Liquid Audio for Music-on-Demand) will be available by N2K for its own use (not for rental, resale or sublicense) at no additional charge. Commencing one year after delivery of each copy of such software, and for as long as N2K continues to use the Liquid MusicServer and ECMD on its Web sites, such versions of the ECMD would be subject to a maximum maintenance fee each year for each copy used by N2K equal to [*] of the then-published list price of each copy of such software, except that for the one year period beginning two years after the delivery of each copy of such software, such versions of the Liquid MusicServer would be subject to a maximum maintenance fee for such period equal to [*] of the then-published list price of each copy of such software. In addition, Liquid Audio will make available to N2K at Liquid Audio's published list price licenses of "plug-in" software obtained from

     * Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     third parties for the ECMD (or other ECMD-based software released by Liquid
     Audio for Music-on-Demand). Version 1.0 is defined as the first version of the ECMD that Liquid Audio generally makes available for license.

7. The minimum hardware and software requirements of each of the LA/N2K Player, Liquifier, Liquid MusicServer and ECMD software licensed under this agreement are set forth in Exhibit A. Liquid Audio will make reasonable efforts to deliver a Macintosh version of the LA/N2K Player within 90 days of the delivery of all appropriate future PC versions.

8. Liquid Audio will make available to N2K for its own use (not for resale, rental or sublicense) maintenance and updates with respect to the latest code revision of the Liquifier, Liquid MusicServer and ECMD software licensed under this agreement, respectively, to the extent that Liquid Audio makes maintenance and updates available to its licensees generally,
     (a) [*] for one year from the delivery date of each copy of the respective software product; and, (b) upon payment by N2K in advance in the first succeeding yearly period of [*] of Liquid Audio's then-published list price of each copy of such software under maintenance, for the one year period commencing one year after such delivery date of the respective software product; and, (c) upon payment by N2K in advance in the next succeeding yearly period of [*] of Liquid Audio's then-published list price of each copy of such software under maintenance, for the one year period commencing two years after such delivery date of the respective software product; and,
     (d) upon payment by N2K in advance in each succeeding yearly period of [*] of Liquid Audio's then-published list price of each copy of such software under maintenance, for each succeeding one year period commencing 3 years after such installation date of the respective software product. [*]

9. Liquid Audio and N2K will reasonably cooperate such that N2K's end user customers will have the ability to determine whether digitally encoded audio and any version of the LA/N2K Player are compatible with the versions of the Liquid MusicServer and ECMD software then in use by N2K. This requirement shall apply only to the version level of the LA/N2K Player that corresponds to the related version levels of the Liquid MusicServer and Liquifier as to which N2K is purchasing maintenance and updates from Liquid Audio.

10. Liquid Audio will appoint N2K as a non-exclusive U.S. reseller with regard to Music-on-Demand applications of (a) the Liquifier and (b) upgrades to the Liquid MusicPlayer that

     * Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     are available for license for a fee, which are intended to enable the end user to record music that has been downloaded via the Internet to a commercial audio medium such as cassette tape or compact disc. Accordingly, N2K will have the right to purchase end user licenses to such products at [*] from the suggested retail price for resale within the U.S. until December 31, 1997 with the ability to automatically renew this reseller status on an annual basis provided that the Liquid MusicServer and ECMD are being prominently used on N2K's Web sites; provided that N2K may resell such products only to N2K's end user customers (other than corporations, resellers or other entities) by means of N2K's Web sites; and, N2K may not license any subdistributors the right to resell such products. The parties will negotiate in good faith a definitive reseller agreement incorporating the foregoing terms and conditions and other standard terms and conditions, including a reseller license to Liquid Audio's trademarks LIQUID AUDIO and LIQUIFIER.

11. Liquid Audio will grant to N2K [*] shares of Liquid Audio's common stock pursuant to Liquid Audio's standard agreement for stock bonuses. This represents a [*] interest in Liquid Audio's current equity on a fully diluted basis. This interest will be granted to N2K in consideration for [*] N2K's future assistance in integrating Liquid Audio's Liquid MusicServer into N2K's on-line retail operations; and N2K's future assistance in integrating the ECMD into N2K's on-line retail operations. Specifically, in order to receive this stock grant, N2K must accomplish the following: (a) make available the LA/N2K Player on its Web sites and promote its usage as discussed in Section 3; (b) for thirty days provide Liquid Audio with exposure on the virtual end caps of N2K's Web sites and provide linkage through these virtual end caps to Liquid Audio's Web site as discussed in Section 14; (c) create the E_MOD Audio Room and incorporate Liquid Audio's Liquid MusicServer and ECMD technology within the E_MOD Audio Room as discussed in Sections 16 and 17; and, (d) fully connect Liquid Audio's server system into the N2K database and expose Liquid Audio's transactional capability to N2K's end user customers.

12. N2K will be granted a warrant to purchase the number and type of shares sold by Liquid Audio in its next round of financing to outside investors that is equal to [*] divided by the "exercise price per share". The "exercise price per share" will be equal to the greater of (a) the per share sales price of Liquid Audio's equity sold in its next round of financing to outside investors or (b) the per share sales price of such financing as if such financing were made at a pre-financing valuation of Liquid Audio of [*] million. The shares that N2K's warrant allows it to purchase will have all of the rights negotiated and accepted by the outside investors who participate in Liquid Audio's next round of financing to outside investors. The parties will negotiate in good faith a definitive form of warrant incorporating the foregoing terms and conditions and other standard terms and conditions.

13. Liquid Audio will provide a link from its Web site to those N2K Web sites of N2K's choosing. Liquid Audio and N2K will reasonably cooperate to determine the graphics, art,

     * Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     designs and/or text used to create this link. Liquid Audio will not use any of N2K's art, graphics, design, or and/or text without written consent and approval.

14. For thirty days, N2K agrees to provide exposure for Liquid Audio on the virtual end caps of its Web sites, and enable a link from each of these virtual end caps to Liquid Audio's Web site. N2K may continue this linkage after the thirty day period at its sole discretion, however, during the first three years of the term of this agreement, if N2K continues to license copies of the Liquifier, Liquid MusicServer and/or ECMD at the terms described in Sections 4, 5 and 6 respectively, N2K will seek to provide Liquid Audio with reasonably appropriate on-going promotional exposure on N2K's Web sites. The "virtual end caps" are defined to include the first page of each genre of music within Music Boulevard (and its successors). N2K and Liquid Audio will reasonably cooperate to determine the graphics, art, designs and/or text used to create this link. N2K will not use any of Liquid Audio's art, graphics, designs, and/or text without written consent and approval.

15. N2K has designed and created specific graphic designs of its Web pages for the Liquid Listening Room and the E_MOD Audio Room. Liquid Audio will not disclose such graphic designs or N2K's specific technical implementation until the same have been publicly disclosed without breach of this agreement. N2K hereby allows Liquid Audio to utilize such graphic concepts and designs of the Liquid Listening Room on Liquid Audio controlled and/or owned sites. N2K may not license such graphic concepts and designs of the Liquid Listening Room to any third party. Liquid Audio may not license such graphic concepts and designs of the Liquid Listening Room to any third party.

16. N2K agrees to expose and promote the E_MOD Audio Room project on all of its Web sites including but not limited to Music Boulevard, Jazz Central Station, Rocktropolis, Classical Insites and certain sites devoted to specific artists. N2K agrees to assign and pay for its public relations firm, Edelman, to write and service a story promoting to the public the E_MOD project and the involvement of N2K and Liquid Audio. Liquid Audio, N2K and Edelman will jointly devise this public relations effort. Liquid Audio and N2K agree to obtain mutual written sign-off approvals on all drafts of any document intended to be released to the public which mention both companies and/or products controlled by both companies. Any breach within the first 180 days of the date of this contract by N2K or Liquid Audio of the promotional requirements in this Section 16 and in Sections 3 and 14 shall constitute a material breach, permitting the harmed party to terminate this agreement if such breach is not cured within 30 days of written notice.

17. N2K agrees to utilize Liquid Audio's Liquid MusicServer and ECMD as an audio streaming and downloading technology incorporated in the E_MOD Audio Room and in any other location on N2K's Web sites in which music is promoted for purchase using Electronic Delivery for a period of at least 12 months from the date of this agreement. N2K reserves the right to use and test other related technologies as well.

18. N2K will not alter, encode, copy or transmit any audio or other information using the Liquifier, Liquid MusicServer, or ECMD software products without obtaining all

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     necessary copyright and other permissions. N2K will at its expense defend and indemnify Liquid Audio and its officers, directors and employees against all liabilities, damages, claims, fines, and expenses (including reasonable attorney's fees and costs) arising out of any claim that N2K has not obtained such permissions.

19. Liquid Audio will provide N2K with its standard warranty for the affected products, the terms of which will be provided to N2K at the time that those warranties are available UNTIL THAT TIME LIQUID AUDIO MAKES NO WARRANTIES REGARDING THE LIQUIFIER, THE LIQUID MUSICPLAYER, THE LA/N2K PLAYER, THE LIQUID MUSICSERVER, OR THE ECMD, OR ANY UPDATES THEREOF, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

20. IN NO EVENT WILL LIQUID AUDIO BE RESPONSIBLE OR LIABLE TO N2K OR ANY OF ITS SUPPLIERS OR CUSTOMERS FOR DAMAGES OF ANY KIND ARISING FROM THE USE OF THE LIQUIFIER, THE LIQUID MUSICPLAYER, THE LA/N2K PLAYER, THE LIQUID MUSICSERVER, OR THE ECMD, OR ANY UPDATES THEREOF, WHETHER RESULTING FROM A TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT OR OTHER FORM OF ACTION, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, SPECIAL INCIDENTAL AND CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OF ANY KIND, ARISING IN ANY WAY OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

21. N2K acknowledges and agrees that Liquid Audio and/or its suppliers own all right, title and interest in and to the Liquifier, the Liquid MusicPlayer, the LA/N2K Player (except for brand name, trademarks, and graphics supplied by N2K), the Liquid MusicServer, and the ECMD, including without limitation any and all copyrights, patents, trade secrets, trademarks and other intellectual property rights therein. N2K will not acquire any rights or licenses under any copyrights, patents, trade secrets, trademarks or other intellectual property rights on account of this agreement or N2K's performance under this agreement, except as specifically stated herein.

22. Liquid Audio and N2K agree to negotiate in good faith one or more definitive agreements in customary form in order to reflect the material terms of this agreement. Until such time as such definitive agreement(s) is
     (are) executed, this agreement constitutes a binding contract between the parties. This agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to its subject matter. This agreement may be amended or waived only in writing executed by both parties.

23. This agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of law principles.

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24.  This agreement may not be assigned without the prior written consent of the other party except (i) as to assignment by Liquid Audio in connection with the sale of all or substantially all of Liquid Audio's assets or business, and (ii) as to assignment by N2K (including any indirect transfer by sale of a majority of the voting power, merger or other operation of law) in connection with the sale of all or substantially all of N2K's assets or business, subject to the prior written consent of Liquid Audio, such consent not to be unreasonably withheld (provided that reasons for withholding such consent include, but are not limited to any material increase in the number of copies to be licensed, any decrease in promotional efforts for Liquid Audio, and any transfer to an actual or potential competitor and/or major customer of Liquid Audio). Any attempt to assign without such consent shall be void.

25. This agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one agreement.

Agreed to and accepted this 12/th/ day of February, 1997.

/s/ J.J. Rosen                               /s/ Gerry Kearby
-----------------------------                -----------------------------
J.J. Rosen                                   Gerry Kearby
Senior Vice President                        CEO
N2K Inc.                                     Liquid Audio, Inc.

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EXHIBIT A

MINIMUM HARDWARE AND SOFTWARE REQUIREMENTS



LIQUID AUDIO PRODUCT    HARDWARE REQUIREMENT            SOFTWARE REQUIREMENT
--------------------    --------------------            --------------------

LA/N2K Player           Pentium PC, 16Mb RAM,           Windows 95
                        10Mb available on hard disk,
                        14.4kbps modem

Liquifier               100 MHz Pentium PC, 16Mb        Windows 95
                        RAM, 100Mb available on
                        hard disk, 14.4kbps modem

Liquid MusicServer      Sun SPARC Server, 32Mb          Solaris 2.5
                        RAM, Ethernet 10bt connection,
                        T1 Internet connection

ECMD                    Sun SPARC Server, 32Mb          Solaris 2.5
                        RAM, Ethernet 10bt connection,
                        T1 Internet connection